EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Sears Holdings Corporation of our reports dated March 4, 2005, relating to the consolidated financial statements and schedule of Kmart Holding Corporation and subsidiaries, and the effectiveness of Kmart Holding Corporation and subsidiaries’ internal control over financial reporting appearing in Kmart Holding Corporation’s Annual Report on Form 10-K for the year ended January 26, 2005.

/s/ BDO Seidman, LLP
BDO Seidman, LLP
Troy, Michigan

May 24, 2005